PROSPECTUS                            Pricing Supplement No. 1012

Dated June 18, 1996                   Dated January 16, 1998

PROSPECTUS SUPPLEMENT                 Rule 424(b)(2)

Dated June 18, 1996                   Registration Statement No. 33-40127



                              THE B.F.GOODRICH COMPANY

                             MEDIUM-TERM NOTES, SERIES A


                                 (Fixed Rate Notes)



Principal Amount:               $130,000,000

Maturity Date:                  February 1, 2018

Interest Rate Per Annum:        6.80%

Purchase Price payable by
Goldman, Sachs & Co.:           99.359%

Settlement Date
(Original Issue Date):          January 22, 1998

Interest Payment Date(s):

         (x) February 1 and August 1 of each year (first payment date  August 1,
              1998)

         (  ) Other: _____________________________

Form of Notes:     (x)      DTC registered      (   )    non-DTC registered

Repayment, Redemption and Acceleration:     Not Applicable

         Optional Repayment Date(s): _______________________

         Initial Redemption Date: __________________________

         Initial Redemption Percentage: ___________________%

         Annual Redemption Percentage Reduction: __________%

         Modified Payment Upon Acceleration: _______________

Original Issue Discount:     Not Applicable

         Amount of OID: ____________________________

         Yield to Maturity: ________________________

         Interest Accrual Date: ____________________

         Initial Accrual Period OID: _______________

Additional Terms:     None


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Plan of Distribution:

         The Agent proposes to offer the Notes from time to time for sale in one or more negotiated transactions or otherwise, at market prices prevaiing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. For further information with respect to the plan of distri-bution, see "Supplemental Plan of Distribution" in the Prospectus Supplement.


                             ---------------------------

                                 Goldman, Sachs & Co.

                             ----------------------------


Capitalized terms used in this Pricing Supplement which are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.